Free Writing Prospectus to Prospectus dated August 11, 2015 Filed Pursuant to Rule 433 Registration Statement No. 333-205174


WILLAMETTE VALLEY
VINEYARDS

Become a Winery Owner!


Eola-Amity Hills AVA


Walla Walla Valley AVA

Be a part of Oregon's wine future by investing in Preferred Stock and becoming a Founder in two new wineries. The ultimate gift for a wine enthusiast!

The price starts at $4.25 per share earning a 5.2% annual dividend and increases to $4.35 per share on December 31st (5.1% div.).

To obtain more information regarding the winery and an investment, please call 503-588-9463 or visit **www.wvv.com/ownership.**

Jim Bernau, Founder/CEO
Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392
503-588-9463 • stock.offering@wvv.com

Visit Us During the Holidays

Stop in to taste our latest wine releases, buy wines for your holiday dinners, and stock up on gifts!

Open daily 11 am - 6 pm


STEWARDSHIP
Est. 1983
OF THE LAND




WILLAMETTE VALLEY
VINEYARDS

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.